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FOR IMMEDIATE RELEASE

Contact:    Alan C. Dahl
            Chief Financial Officer
            (770) 698-9040

                        CENTENNIAL HEALTHCARE CORPORATION

          ANNOUNCES SIGNING OF A DEFINITIVE MERGER AGREEMENT FOR $16.00
            PER SHARE IN CASH WITH A COMPANY FORMED BY WELSH, CARSON,
                                ANDERSON & STOWE


Atlanta, Georgia (October 22, 1998) - Centennial HealthCare Corporation (Nasdaq:
CTEN) (the "Company") announced today that based upon the unanimous recommendation of a special committee composed of independent directors of the Company, the Company's Board of Directors approved the sale of the Company for $16.00 per share in cash to a new company formed by Welsh, Carson, Anderson & Stowe ("WCAS"). Affiliates of WCAS currently beneficially own approximately 23% of the Company's outstanding shares. As provided in the definitive merger agreement, the Company may not solicit other acquisition transactions, but, if advised by its counsel that it is its fiduciary duty to do so, it may receive and negotiate proposals from third parties for such transactions. The Company has hired SunTrust Equitable Securities and BT Alex. Brown to serve as its financial advisors in the transaction. J.P. Morgan & Co., Inc. serves as the special committee's financial advisor.

Under the definitive merger agreement, each outstanding share of the Company's common stock, other than certain shares currently held by the Company's management, will be converted into the right to receive $16.00 in cash. Certain shares held by the Company's management will be converted into shares of the surviving corporation so that management will maintain an equity interest in such surviving corporation. Management of the Company supports the merger and represents approximately 14% of the Company's outstanding shares.

The proposed transaction is subject to certain conditions, including regulatory approvals, approval by the Company's shareholders holding a majority of the outstanding shares, as well as the approval of a majority of the shares held by disinterested shareholders that are voted and other customary closing conditions. The definitive merger agreement contains no financing contingencies.

The Company's Chairman and Chief Executive Officer, Mr. J. Stephen Eaton stated:
"All of the Company's constituents - our shareholders, our employees and our facility residents and their families should be exceptionally pleased with the transaction we are announcing today. Welsh, Carson, Anderson & Stowe's substantial financial resources will provide the Company with the ability to continue to pursue aggressively its acquisition and development activities. The shareholders will receive almost double the current stock price in cash, our employees will continue


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to have career opportunities with a growing company and our facility residents and their families will continue to be served by a company committed to providing quality care."

Welsh, Carson, Anderson & Stowe, formed in 1979, is one of the largest private equity investment firms in the United States with $8 billion of capital under management. The firm is the leading private investment firm in the healthcare and information services industries.

Centennial HealthCare Corporation, headquartered in Atlanta, Georgia, provides a broad range of long-term care services to meet the medical needs of elderly and post-acute patients. Including facilities under contract but not yet being operated, the Company operates 101 owned, leased and managed skilled nursing facilities with approximately 10,800 licensed available beds in 19 states and the District of Columbia. In addition, through its subsidiaries, the Company provides comprehensive rehabilitation services and home healthcare services.